Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Voyager Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock or Class B Common Stock	457(a)	2,957,121(2)	$25.94(3)	$76,707,718.74	0.0001381	$10,593.34
Equity	Class A Common Stock	457(a)	591,424(4)	$25.94(3)	$15,341,538.56	0.0001381	$2,118.67
Total Offering Amounts					$92,049,257.30		$12,712.01
Total Fee Offsets(5)							$—
Net Fee Due							$12,712.01
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(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Class A common stock or Class B common stock that become issuable under the Plans (as defined below), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Class A common stock or Class B common stock, as applicable.
(2)Consists of 2,957,121 shares of Class A common stock or Class B common stock (as determined by the plan administrator) that became available for issuance under the Voyager Technologies, Inc. 2025 Incentive Award Plan (the “2025 Plan”) by operation of an automatic annual increase provision therein. The shares authorized for issuance under the 2025 Plan are in the form of Class A common stock or Class B common stock (as determined by the plan administrator). Shares of Class B common stock can be exchanged on a one-for-one basis into shares of Class A common stock. As a result, we have registered the maximum number of shares of Class A common stock that could be issued.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Registrant’s shares of Class A common stock as reported on The New York Stock Exchange on March 9, 2026.
(4)Consists of 591,424 shares of the Registrant’s Class A common stock that became available for issuance on January 1, 2026 under the Voyager Technologies, Inc. 2025 Employee Stock Purchase Plan by operation of an automatic annual increase provision therein.
(5)The Registrant does not have any fee offsets.